Exhibit 99.1

Innodata Reports Second Quarter 2014 Results

NEW YORK – July 30, 2014 – INNODATA INC. (NASDAQ: INOD) today reported results for the second quarter and the six months ended June 30, 2014.

•	Total revenue was $14.3 million in the second quarter of 2014, an approximately 2% sequential increase from $14.1 million in the first quarter of 2014. Total revenue was $16.2 million in the second quarter of 2013.

•	In the second quarter of 2014 we incurred a net loss of $0.7 million, or ($0.03) per diluted share, compared to net earnings of $0.2 million, or $0.01 per diluted share, in the first quarter of 2014. Net loss in the second quarter of 2013 was $0.1 million, or less than ($0.01) per diluted share.

•	For the first six months in 2014, total revenue was $28.4 million, down 14% from $33.1 million in the first six months of 2013. Net loss was $0.5 million, or ($0.02) per diluted share in the first six months of 2014, compared with net earnings of $0.2 million, or $0.01 per diluted share for the same period in 2013.

•	Cash, cash equivalents and investments were $28.1 million at June 30, 2014 compared to $24.8 million at December 31, 2013.

Jack Abuhoff, Chairman and CEO, said, "Although our revenue in the second quarter of 2014 increased to $14.3 million from $14.1 million in the first quarter of 2014, we incurred a pre-tax loss of $845,000 in the second quarter of 2014 compared to a pre-tax loss of $5,000 in the first quarter of 2014. This change in pre-tax loss was primarily on account of wage increases and certain one-time expenses. Comparing the first half of 2014 to the first half of 2013, our revenue declined by $4.7 million, principally due to lower volumes from a large e-book project. Despite this revenue decrease, we narrowed our pre-tax loss by $1 million through cost reductions and process improvements.”

Abuhoff continued, "On the strategic front, there have been a number of developments, including the following:

•	We began delivering data under one of the large Synodex contracts we announced last quarter when the client obtained two of several required third-party consents. We expect that the client will also receive the other necessary consents. We have not yet begun delivering data under the other large Synodex contract announced last quarter because of client-side delays.

•	We anticipate a September launch of our Synodex 3.0 solution which incorporates comments from 16 client prospects who had looked at mockups of the Synodex 3.0 solution. Based on the enthusiastic reception we have received to the mockups, we are optimistic that Synodex 3.0 will enable us to accelerate client bookings.

•	As part of our ongoing cost management efforts, in the second quarter we reduced operating costs across the business by an annualized $1.5 million, with a related severance cost of approximately $300,000 of which $200,000 will be recognized in the third quarter. We will see the benefits of this cost reduction in Q3.

•	In the first quarter we signed a letter of intent with a large European-based information company that selected us to provide end-to-end content creation and management services for one of its divisions. We have now signed a letter of intent with a second division of this company. The letters of intent anticipate signing a series of statements of work which taken together could potentially yield approximately $10 million of recurring revenue per year once we are fully ramped up (which we expect to be in the third operating year).

•	The MediaMiser acquisition we announced yesterday fits squarely within our strategy to grow our portfolio of recurring and predictable revenue. MediaMiser typically signs multi-year subscription agreements with its clients and has enjoyed a customer retention rate of over 90%. Moreover, it has experienced steady growth over the last 12 consecutive quarters, at a compounded annual growth rate of 25%.”

For the third quarter, the Company is forecasting revenue to be in the range of $15 million to $16 million.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-401-4668 (Domestic)

1-719-325-2362 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 1679291

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a leading provider of business process, information technology and professional services to publishers, information providers, and other enterprises that are focused on digital enablement. Clients include leading media, publishing and information services companies, as well as enterprises that are prominent in information technology, manufacturing, aerospace, defense, financial services, government, healthcare, insurance, intelligence, manufacturing and law.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata has offices and operations in the United States, the United Kingdom, Germany, Israel, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients, projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions segment (“IADS”) is a new venture with minimal revenues that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

We undertake no obligation to update or review any guidance or changes in status of customer contracts, client relationships, or other forward-looking information, whether as a result of new information, future developments or otherwise. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Revenues	$14,314	$16,160	$28,380	$33,063
Operating costs and expenses:
Direct operating expenses	11,319	13,419	21,610	26,210
Selling and administrative expenses	3,862	4,357	7,651	8,980
Interest income, net	(22)	(117)	(31)	(257)
Total	15,159	17,659	29,230	34,933
Loss before provision for income taxes	(845)	(1,499)	(850)	(1,870)
Provision for (benefit from) income taxes	106	(1,013)	207	(1,488)
Net loss	(951)	(486)	(1,057)	(382)
Loss attributable to non-controlling interests	288	365	583	578
Net income (loss) attributable to Innodata Inc. and
Subsidiaries	$(663)	$(121)	$(474)	$196

Income (Loss) per share attributable to Innodata Inc.
and Subsidiaries:
Basic and Diluted	$(0.03)	$(0.00)	$(0.02)	$0.01
Weighted average shares outstanding:
Basic and Diluted	25,239	24,940	25,146	24,938

Other Comprehensive income (loss):

Net income attributable to Innodata Inc. and	$(663)	$(121)	$(474)	$196
Pension liability adjustment, net of taxes	24	18	20	36
Unrealized gain (loss) from derivatives, net of taxes	255	(1,221)	910	(1,230)
Comprehensive income (loss) attributable to Innodata
Inc. and Subsidiaries	$(384)	$(1,324)	$456	$(998)

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$28,103	$24,752
Accounts receivable, net	9,372	11,876
Prepaid expenses and other current assets	2,158	1,907
Deferred income taxes	335	45
Total current assets	39,968	38,580

Property and equipment, net	6,536	6,083
Other assets	3,607	3,323
Deferred income taxes	1,291	1,336
Goodwill	675	675
Total assets	$52,077	$49,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,377	$3,678
Accrued salaries, wages and related benefits	4,586	4,647
Income and other taxes	959	1,003
Current portion of long term obligations	870	351
Deferred income taxes	77	57
Total current liabilities	9,869	9,736

Deferred income taxes	190	190
Long term obligations	5,194	3,747
Non-controlling interests	(4,139)	(3,649)
STOCKHOLDERS’ EQUITY:	40,963	39,973
Total liabilities and stockholders’ equity	$52,077	$49,997